W&T Offshore Reports First Quarter 2014 Financial Results, Operations Update And 2014 Production And Expense Guidance

HOUSTON, May 6, 2014 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported first quarter 2014 financial and operational results. Some of the highlights include:

  The Mississippi Canyon 243 A-5 side-track well at our "Matterhorn" field was brought online in early January and averaged over 1,000 barrels of oil equivalent ("Boe") per day net to W&T throughout the first quarter.
  The Mississippi Canyon 698 #1 "Big Bend" discovery well was recently completed and is now waiting on facilities installation to bring it on production in 2015.
  Production for the first quarter of 2014 averaged 48,400 Boe per day (51.7% oil and liquids), and our average realized sales price was $98.56 per barrel for oil, $38.26 per barrel for natural gas liquids ("NGLs") and $5.02 per thousand cubic feet ("Mcf") for natural gas.
  Net income for the first quarter of 2014, excluding special items, was $16.1 million, and earnings were $0.21 per share.
  Adjusted EBITDA was $168.0 million, and the Adjusted EBITDA margin was 66%.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "As we execute our 2014 exploration program, we expect to add substantial value by continuing to delineate and exploit our quality assets. In the Gulf of Mexico, our use of advanced technology and new seismic is supporting our exploration efforts at our Mahogany, Matterhorn and East Cameron 321 fields as we further expand the reserves of these prolific fields and identify additional drilling opportunities.

"We are opportunity-rich with quality drilling targets on our existing acreage, in addition to the numerous joint venture opportunities currently available to us, particularly in the deepwater. We are pleased to be moving forward with the development of our deepwater discovery at Big Bend, where our MC 698#1 well was completed in the first quarter and is waiting for installation of development infrastructure, with first production expected in 2015. Nearby, the Dantzler discovery is expected to be sanctioned mid-year, with first production anticipated in 2016. We expect both of these projects to add substantial proved reserves starting in 2014 and oil production in 2015 and beyond. We have recently committed to participate in a second Dantzler exploration well to be drilled in 2014 to potentially expand the field. We also anticipate a new deepwater well at our recently acquired interest in the Medusa field in Mississippi Canyon 538 and 584.

"ln the Permian Basin, the value of our Yellow Rose field continues to grow as W&T and other nearby operators demonstrate the productivity of the numerous reservoirs that underlie our acreage. We believe that the industry is beginning to realize the potential value of horizontal development of the Permian Basin. We are working to identify the horizontal potential of our acreage, including the testing of the Wolfcamp "B" zone with our initial horizontal test program. We recently completed drilling of the lateral section of our second operated Wolfcamp "B" horizontal well in Martin County. In Andrews County, our joint venture Wolfcamp "B" horizontal well has just begun flowback operations. These drilling activities are the first steps to developing an optimum horizontal development program at our Yellow Rose Field," he said.

Production, Revenues and Price: For the first quarter of 2014, total production volumes were down 3% compared to 2013 due primarily to production deferrals and weather disruptions affecting various fields, as well as the divestiture of certain producing fields in 2013. Production deferrals for the first quarter were estimated at 661,000 Boe or 4.0 billion cubic feet ("Bcf") equivalent, with the most significant issues being the continued shut-in at the Mississippi Canyon 506 "Wrigley" field and an eight-day pipeline outage affecting our Ship Shoal 349 "Mahogany" field. These factors were partially offset by production from the new A-5 well at Matterhorn, production from the A-14 well at Mahogany and production from certain properties acquired from Callon Petroleum during the fourth quarter of 2013.

Revenues for the first quarter of 2014 were $254.5 million compared to $259.2 million in the first quarter of 2013. During the first quarter of 2014, we sold 1.7 million barrels of oil, 0.5 million barrels of NGLs and 12.6 Bcf of natural gas as compared to 1.8 million barrels of oil, 0.5 million barrels of NGLs and 12.7 Bcf of natural gas during the same period in 2013. Our average realized sales price was $98.56 per barrel for oil, $38.26 per barrel for NGLs and $5.02 per Mcf for natural gas in the first quarter of 2014. On a combined basis, we sold 4.4 million Boe at an average realized sales price of $58.29 per Boe compared to 4.5 million Boe sold at an average realized sales price of $57.53 per Boe in the first quarter of 2013.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the "Non-GAAP Financial Measures" section at the end of this press release.

Adjusted EBITDA for the first quarter of 2014 was $168.0 million, compared to $172.6 million for the first quarter of 2013. Adjusted EBITDA was lower for the first quarter of 2014 primarily due to lower revenues resulting from reduced production volumes. Our Adjusted EBITDA margin was 66% for 2014, compared to 67% in the first quarter of 2013. Net cash provided by operating activities for the first quarter of 2014 was $118.5 million, down $51.3 million from the same period last year primarily due to lower collections on joint interest receivables and higher paydowns on accounts payable. The change in cash flow from operating activities, excluding changes in working capital, was virtually flat with the first quarter of last year.

At March 31, 2014, we had a cash balance of $20.3 million and $520.6 million of undrawn capacity available under the revolving bank credit facility, with a borrowing base of $800.0 million as of March 31, 2014. Effective April 17, 2014, our borrowing base was changed to $750.0 million upon completion of the semi-annual redetermination by the banks within the revolving bank credit facility and undrawn capacity was $456 million.

Lease Operating Expenses ("LOE"): LOE, which includes base LOE, insurance premiums, workovers, facilities expenses, and hurricane remediation costs net of insurance claims, was $55.6 million for the first quarter of this year, compared to $59.3 million in the first quarter of 2013. Base LOE decreased $0.4 million, insurance premiums were lower by $2.1 million, facilities expense was lower by $0.6 million and insurance reimbursements were up $0.5 million in the first quarter of 2014 as compared to the first quarter of 2013.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligation, increased to $4.72 per Mcfe for the first quarter of 2014 from $4.03 per Mcfe in the prior-year period. On a nominal basis, DD&A increased to $123.3 million for the first quarter of 2014 from $108.9 million in the prior-year period. The DD&A rate and accordingly DD&A expense increased in part due to increases in estimated future development costs that were made in the fourth quarter of 2013 and partially due to other increases to the full cost pool without significant changes to our proved reserves.

Net Income & EPS: Net income for the first quarter of 2014 was $11.2 million compared to $26.6 million during the same period in 2013. Excluding special items, net income for the first quarter of 2014 was $16.1 million, and earnings were $0.21 per common share. Earnings declined on lower revenues, higher DD&A and general and administrative expense, partially offset by lower LOE. See the "Reconciliation of Net Income to Net Income Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Financial Information" at the back of this press release for a description of the special items.

Capital Expenditures Update: Our capital expenditures for the first quarter of 2014 were $95.1 million compared to $136.6 million for the same period in 2013. Capital expenditures for oil and gas properties consisted of $51.4 million for exploration activities, $30.8 million for development activities, and $12.9 million for seismic, leasehold, and other costs.

OPERATIONS UPDATE

Offshore Well Activity in the First Quarter 2014

Block/Well	WI%	Type	Location	Target	Comments

MC 243 A-5 (Matterhorn)	100	EXPL	Deepwater	Target in "A" sand (producing reservoir) at ~6,800' TVD	Production averaged over 1,000 Boe per day in the first quarter of 2014.

MC 698 #1 (Big Bend)	20	DEV	Deepwater	150 ft.of high quality oil pay	Completion operations finished and currently waiting on facilities.

Current Offshore Well Activity in the Second Quarter 2014

Block/Well	WI%	Type	Location	Target	Comments

SS 349 A-15 (Mahogany)	100	EXPL	Shelf	Multiple exploratory oil targets (N, O, P, Q, Q5 sands)	Successful well, logged ~65' of pay in "P" sand. Producing ~ 830 Boe p/d.

EC 321 A-2 ST	100	EXPL	Shelf	Targeting new oil reserves in the Lentic 1 sand at ~8,500 ' TVD	Currently drilling. Logged 4 hydrocarbon zones to date.

Offshore: The company currently has two rigs running offshore with one rig performing recompletion operations on the A-6 well at Mahogany and one rig drilling the A-2 well at our East Cameron 321 field.

At our Mahogany field, the A-15 was brought on production at an initial production rate of approximately 837 Boe per day (82% liquids) and logged over 65 feet of measured depth pay in the "P" sand. The rig has since skidded over to the A-6 well to initiate an up-hole recompletion to the "N" sand, which is expected to be finished near the end of May.

Onshore Wells Completed in First Quarter 2014

Project & Area	WI%	Type	# of Wells	Target	Comments
Permian Basin

Yellow Rose 80 Acre Verticals	100	EXP & DEV	6	4,500' vertical section in the Wolfberry	6 wells completed and producing

Yellow Rose 40 Acre Verticals	100	EXP & DEV	2	4,500' vertical section in the Wolfberry	2 wells completed and producing
Star Prospect
East Texas Horizontal	97	EXP	1	Oil window of James Lime	1 well completed and flowing back.

Current Onshore Well Activity in the Second Quarter 2014

Project & Area	WI%	Type	# of Wells	Target	Comments
Permian Basin

Yellow Rose 80 Acre Verticals	100	EXP & DEV	6	4,500' vertical section in the Wolfberry	2 wells completed and on flowback, 2 wells awaiting completion, 2 wells drilling

Yellow Rose 40 Acre Verticals	100	EXP & DEV	1	4,500' vertical section in the Wolfberry	1 well awaiting completion

Yellow Rose Horizontal (non-operated)	33	EXP	1	Wolfcamp "B"	1 non-operated joint venture well undergoing completion operations

Yellow Rose Horizontal (operated)	100	EXP	2	Wolfcamp "B"	Second operated Wolfcamp B well undergoing completion operations. Third operated Wolfcamp "B" well recently spud.

Onshore: At our Yellow Rose field in the West Texas Permian basin, we are currently running three rigs, with two dedicated to our vertical program and one to our horizontal program. The horizontal well, the Chablis 13H, recently reached total depth on our second operated Wolfcamp "B" well in Martin County. Another Wolfcamp "B" operated well is currently being spud from the same pad, which marks our first multi-well drilling operation from a single pad site. Completion operations of the recently drilled well are expected to commence soon. Our non-operated joint venture horizontal well recently completed frac operations and is now in flowback.

In East Texas at our Star Project, we have elected not to drill another well and have subsequently reassigned approximately 145,000 net acres back to the original assignor.

2014 Outlook:

Our guidance for the second quarter and full year 2014 is provided in the table below and represents the Company's best estimate of the range of likely future results. It is affected by the factors described below in "Forward-Looking Statements."

Estimated Production	Second Quarter 2014	Full-Year 2014
Oil and NGLs (MMBbls)	2.2 – 2.4	8.7 – 8.9
Natural gas (Bcf)	11.4 – 12.6	47.0 – 48.4
Total (Bcfe)	24.3 – 26.9	99.0 – 102.0
Total (MMBoe)	4.1 – 4.5	16.5 – 17.0

Operating Expenses ($ in millions)	Second Quarter 2014	Full-Year 2014
Lease operating expenses	$64 – $71	$243 – $269
Gathering, transportation & production taxes	$6 – $7	$25 – $28
General and administrative	$22 – $24	$85 – $93
Income tax rate (100% deferred)	37%	37%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Wednesday, May 7, 2014, at 9:30 a.m. Eastern Time. To participate, dial 480-629-9818 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until May 14, 2014, and may be accessed by calling 303-590-3030 and using the pass code 4679511#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and onshore in the Permian Basin of West Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 67 offshore fields in federal and state waters (62 producing and five fields capable of producing). W&T currently has under lease approximately 1.2 million gross acres, including approximately 0.6 million gross acres on the Gulf of Mexico Shelf, approximately 0.5 million gross acres in the deepwater and approximately 50,000 gross acres onshore in West Texas. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(In thousands, except per share data)

Revenues	$254,516	$259,222

Operating costs and expenses:
Lease operating expenses	55,617	59,341
Gathering, transportation costs and production taxes	7,288	6,233
Depreciation, depletion, amortization and accretion	123,306	108,872
General and administrative expenses	23,588	21,087
Derivative loss	7,492	3,368
Total costs and expenses	217,291	198,901
Operating income	37,225	60,321
Interest expense:
Incurred	21,460	21,234
Capitalized	(2,072)	(2,433)
Income before income tax expense	17,837	41,520
Income tax expense	6,648	14,902
Net income	$11,189	$26,618

Basic and diluted earnings per common share	$0.15	$0.35

Weighted average common shares outstanding	75,556	75,206

Consolidated Cash Flow Information
Net cash provided by operating activities	$118,490	$169,834
Capital expenditures	95,067	136,626

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,			Variance
	2014	2013	Variance	Percentage
Net sales volumes:
Oil (MBbls)	1,732	1,844	(112)	-6.1%
NGL (MBbls)	523	535	(12)	-2.2%
Oil and NGLs (MBbls)	2,255	2,379	(124)	-5.2%
Natural gas (MMcf)	12,618	12,720	(102)	-0.8%
Total oil and natural gas (MBoe)(1)	4,358	4,499	(141)	-3.1%
Total oil and natural gas (MMcfe)(1)	26,150	26,993	(843)	-3.1%

Average daily equivalent sales (MBoe/d)	48.4	50.0	(1.6)	-3.2%
Average daily equivalent sales (MMcfe/d)	290.6	299.9	(9.3)	-3.1%

Average realized sales prices:
Oil ($/Bbl)	$98.56	$107.15	$(8.59)	-8.0%
NGLs ($/Bbl)	38.26	34.25	4.01	11.7%
Oil and NGLs ($/Bbl)	84.57	90.75	(6.18)	-6.8%
Natural gas ($/Mcf)	5.02	3.38	1.64	48.5%
Barrel of oil equivalent ($/Boe)	58.29	57.53	0.76	1.3%
Natural gas equivalent ($/Mcfe)	9.72	9.59	0.13	1.4%

Average per Boe ($/Boe):
Lease operating expenses	$12.76	$13.19	$(0.43)	-3.3%
Gathering and transportation costs and production taxes	1.67	1.39	0.28	20.1%
Depreciation, depletion, amortization and accretion	28.29	24.20	4.09	16.9%
General and administrative expenses	5.41	4.69	0.72	15.4%
Net cash provided by operating activities	27.19	37.75	(10.56)	-28.0%
Adjusted EBITDA	38.56	38.36	0.20	0.5%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.13	$2.20	$(0.07)	-3.2%
Gathering and transportation costs and production taxes	0.28	0.23	0.05	21.7%
Depreciation, depletion, amortization and accretion	4.72	4.03	0.69	17.1%
General and administrative expenses	0.90	0.78	0.12	15.4%
Net cash provided by operating activities	4.53	6.29	(1.76)	-28.0%
Adjusted EBITDA	6.43	6.39	0.04	0.6%

(1)

MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2014	2013
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$20,335	$15,800
Receivables:
Oil and natural gas sales	93,937	96,752
Joint interest and other	27,588	27,984
Income taxes	3,155	3,120
Total receivables	124,680	127,856
Prepaid expenses and other assets	27,015	29,946
Total current assets	172,030	173,602
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $118,125 at
March 31, 2014 and $116,612 at December 31, 2013 were excluded from
amortization)	7,443,733	7,339,097
Furniture, fixtures and other	21,633	21,431
Total property and equipment	7,465,366	7,360,528
Less accumulated depreciation, depletion and amortization	5,202,966	5,084,704
Net property and equipment	2,262,400	2,275,824
Restricted deposits for asset retirement obligations	39,961	37,421
Other assets	20,213	20,455
Total assets	$2,494,604	$2,507,302

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$115,344	$145,212
Undistributed oil and natural gas proceeds	38,312	42,107
Asset retirement obligations	68,679	77,785
Accrued liabilities	43,698	28,000
Total current liabilities	266,033	293,104
Long-term debt	1,193,847	1,205,421
Asset retirement obligations, less current portion	285,720	276,637
Deferred income taxes	188,183	178,142
Other liabilities	13,497	13,388
Commitments and contingencies	-	-
Shareholders' equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 78,503,419 issued and 75,634,246 outstanding at March 31, 2014; 78,460,872 issued and
75,591,699 outstanding at December 31, 2013	1	1
Additional paid-in capital	406,752	403,564
Retained earnings	164,738	161,212
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' equity	547,324	540,610
Total liabilities and shareholders' equity	$2,494,604	$2,507,302

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
	(In thousands)

Operating activities:
Net income	$11,189	$26,618
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	123,306	108,872
Amortization of debt issuance costs and premium	187	447
Share-based compensation	3,758	2,255
Derivative loss	7,492	3,368
Cash payments on derivative settlements (realized)	(4,670)	(4,271)
Deferred income taxes	6,645	12,507
Asset retirement obligation settlements	(16,342)	(23,464)
Changes in operating assets and liabilities	(13,075)	43,502
Net cash provided by operating activities	118,490	169,834

Investing activities:
Investment in oil and natural gas properties and equipment	(95,067)	(136,626)
Purchases of furniture, fixtures and other	(260)	(114)
Net cash used in investing activities	(95,327)	(136,740)

Financing activities:
Borrowings of long-term debt	92,000	112,000
Repayments of long-term debt	(103,000)	(139,000)
Dividends to shareholders	(7,563)	(6,020)
Other	(65)	(42)
Net cash used in financing activities	(18,628)	(33,062)
Increase in cash and cash equivalents	4,535	32
Cash and cash equivalents, beginning of period	15,800	12,245
Cash and cash equivalents, end of period	$20,335	$12,277

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues. Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

"Net Income Excluding Special Items" does not include the derivative loss and associated tax effects. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,
	2014	2013
	(In thousands, except per share amounts)
	(Unaudited)

Net income	$11,189	$26,618
Derivative loss	7,492	3,368
Income tax adjustment for above items at statutory rate	(2,622)	(1,179)
Net income excluding special items	$16,059	$28,807

Basic and diluted earnings per common share, excluding special items	$0.21	$0.38

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the loss related to our derivative contracts. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended
	March 31,
	2014	2013
	(In thousands)
	(Unaudited)

Net income	$11,189	$26,618
Income tax expense	6,648	14,902
Net interest expense	19,391	18,801
Depreciation, depletion, amortization and accretion	123,306	108,872
EBITDA	160,534	169,193

Adjustments:
Derivative loss	7,492	3,368
Adjusted EBITDA	$168,026	$172,561

Adjusted EBITDA Margin	66%	67%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Associates	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326